Exhibit 1.3

DIAGEO PLC AND DIAGEO CAPITAL PLC

OFFICER’S CERTIFICATE

In connection with the issuance of the 7.375% Notes due 2014 (the “Securities”) by Diageo Capital plc (the “Issuer”) pursuant to the Indenture dated as of August 3, 1998 (the “Indenture”) among the Issuer, Diageo plc (the “Guarantor”) and The Bank of New York Mellon, as Trustee (section references herein being to the Indenture), and pursuant to the authorizations of the Board of Directors of the Guarantor and an authorized committee of the Board of Directors of the Guarantor by Resolutions adopted on August 27, 2008 and October 14, 2008 and of the Board of Directors of the Issuer by Resolutions adopted on October 14, 2008, each of the undersigned hereby confirms that the following terms and conditions of the Securities were established in accordance with Section 301 of the Indenture:

Title of Securities:	7.375% Notes due 2014

Issue Price:	99.618%

Issue Date:	October 21, 2008

Principal Amount of Guaranteed Notes:	$1,000,000,000

Form of Securities:

The Securities will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the closing date. The global notes will be issued to Cede & Co. as nominee for DTC, and will be executed, authenticated and delivered in substantially the form attached hereto as Exhibit A. In certain circumstances described in the Indenture, Securities may be issued in definitive form.

Maturity:	January 15, 2014

Interest Rate:	7.375% per annum accruing from October 21, 2008

Interest Payment Dates:

On January 15 and July 15 of each year, commencing on July 15, 2009, provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day. “Business Day” shall have the meaning assigned to it in the Prospectus.

Regular Record Dates:	January 1 and July 1 of each year.

Place of Payment, Paying Agent, Registration of Transfer and Exchange:	The Bank of New York Mellon 101 Barclay Street New York, NY 10286 United States Attn: Corporate Trust Administration

Notices and Demands to Issuer:	Diageo Capital plc 8 Henrietta Place London W1G 0NB England Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Notices and Demands to Guarantor:	Diageo plc 8 Henrietta Place London W1G 0NB England Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Tax Redemption Provisions:	Optional, in whole but not in part, at the option of the Issuer or the Guarantor, at any time in accordance with Section 1108 of the Indenture

Optional Make-Whole Redemption Provisions:

Optional, in whole or in part, at the option of the Issuer, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 50 basis points, plus accrued interest to the date of redemption.

Defeasance and Discharge of Securities (Section 403):	Applicable

Additional Amounts:

Pursuant to Section 1004 of the Indenture, the obligations of the Issuer and the Guarantor to pay additional amounts thereunder shall be subject to the additional exceptions specified in the form of Notes set forth in Exhibit A hereto.

Other Term of the Securities:

The other terms of the Securities shall be substantially as set forth in the Indenture, the form of Notes attached hereto as Exhibit A, the Prospectus dated September 15, 2008 (the “Prospectus”) relating to the Securities and the Prospectus Supplement dated October 16, 2008 to the Prospectus.

In connection with the aforementioned issuance, each of the undersigned hereby certifies to the best of his or her knowledge that:

1.                                               He or she has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

2.                                               He or she has examined the resolutions of the Board of Directors of the Issuer or the Guarantor, as applicable, adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Securities and the Guarantees, such other corporate records of the Issuer and the Guarantor, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.                                               In his or her opinion, such examination is sufficient to enable him or her to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4.                                               He or she is of the opinion that the covenants and conditions referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

Dated: October 21, 2008

DIAGEO CAPITAL PLC

By:	/s/ Deirdre Mahlan
Name:	Deirdre Mahlan
Title:	Director

DIAGEO PLC

By:	/s/ NC Rose
Name:	NC Rose
Title:	Chief Financial Officer